Exhibit 99.1

NEWS RELEASE	CONTACT:	Charles F. Willis Chairman & CEO (415) 408-4700

Willis Lease Finance Reports 2015 Pretax Profit Up 19.4% to $14.1 Million

NOVATO, CA — March 7, 2016 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported pretax earnings for 2015 of $14.1 million, up 19.4% from $11.8 million in 2014.  Net income for 2015 was $7.4 million, or $0.92 cents per diluted share, compared to $7.2 million, or $0.89 per diluted share the prior year. Fourth quarter 2015 net income increased to $3.0 million, or $0.38 per diluted share, compared to a loss of $0.3 million, or $0.03 per diluted share, in the same quarter a year ago. The year ago quarter was impacted by a $2.7 million non-cash engines write-down and the expensing of a $3.5 million engine repair.

“I am pleased to report that on a pretax basis our financial performance in 2015 was the best since 2011,” said Charles F. Willis, Chairman and CEO.  “Our fourth quarter and full year results reflect a combination of improvements in utilization, greater trading activity and growth in the lease portfolio—all contributing to record total revenues of $200 million. I believe we have a lot of momentum going into 2016. Many of our customers are having record years as well, due in large part to the low cost of fuel. Demand for our engines remains strong. Our product and service offerings are expanding and should present opportunities for revenue growth in the future—this includes our end of life solutions business, Willis Aero, which is registering impressive growth.  Our joint ventures in China and Ireland are also continuing to grow and develop.  The market remains favorable for leasing and trading assets, and we are optimistic about the opportunities we see for the coming year.”

“In 2015, we achieved record levels of lease rent and maintenance reserve revenue, mainly due to higher utilization,” said Donald A. Nunemaker, President. “We placed a lot of focus on utilization improvement last year and the hard work paid off.  Our average utilization for 2015 reached 87%, which was the highest level achieved since 2009. Utilization for the fourth quarter of 2015 averaged 91%.  We have said before that our utilization is subject to upward and downward swings from quarter to quarter due to a variety of different factors, and it remains to be seen how long it can be held at historically high levels like the last two quarters of 2015.”

2015 Highlights (at or for the periods ended December 31, 2015, compared to December 31, 2014, and September 30, 2015):

•                  Total revenues grew 14.5% to $199.6 million in 2015, fueled by higher portfolio utilization, the growing lease portfolio and higher spare parts and equipment sales.  In the fourth quarter of 2015, revenues increased 32.8% to $55.2 million from $41.6 million in the year ago quarter.

•                  Average utilization in the fourth quarter of 2015 was sustained at 91%, equaling our performance in the previous quarter and a significant improvement from 82% reported in the year ago period. For 2015, average utilization improved to 87% from 83% in 2014. Utilization at year-end was 90% compared to 79% a year ago.

•                  Total engines and aircraft owned and managed have grown to nearly $1.5 billion.  The owned lease portfolio grew 5.3% in 2015 to $1.123 billion from $1.066 billion a year ago, with $171 million in acquisitions compared to $112 million acquired in 2014.  In the fourth quarter of 2015, one aircraft and seven engines were purchased for $48 million.

•                  Fourth quarter lease rent revenue of $28.9 million increased 16.0% year-over-year and grew 2.8% from the prior quarter.

•                  Maintenance reserve revenue was $14.3 million in 4Q15 compared to $16.1 million in 3Q15 and $11.7 million in the fourth quarter a year ago.

•                  Willis Aero parts sales increased 75% to $15.6 million in 2015 from $8.9 million a year ago, and margin improved 143% to $3.5 million from $1.4 million in 2014.

•                  Tangible book value per share increased 7.2% to $27.86 at December 31, 2015, compared to $25.99 a year ago.

•                  A total of 60,567 shares of common stock were repurchased in the quarter for $1.0 million under the Company’s five-year repurchase plan reapproved in April 2015.  In addition, the successful Dutch Auction completed in December 2015 facilitated the repurchase of an additional 643,821 shares for $11.9 million.  For the full year, share repurchases totaled 912,247 shares for $16.5 million.

•                  Liquidity available from the revolving credit facility was $151 million, down from $270 million a year ago when liquidity was positively impacted by the upsizing of our revolving credit facility in the second quarter of 2014.

•                  Cash provided by operating activities increased during 2015 to $109.1 million or 74.0% from $62.7 million during 2014.

“We have stepped up our trading activity in the last year to capitalize on solid opportunities in the market,” said Brian Hole, Chief Investment Officer and incoming President. “We’ve been managing our own portfolio more effectively, and at the same time seeking opportunities to leverage our creativity and our experience with engines, either for trade, lease or for surplus material, in order to deliver value-added solutions for our customers. Whether this results in us financing, buying or selling aircraft or engines, or simply providing technical and asset management services, we’re looking forward to developing even deeper relationships with our many customers around the world.”

“After 19 years on our management team, we are bidding farewell to Don Nunemaker who is retiring, and welcoming Brian Hole as our incoming President,” said Willis. “In addition, we have initiated a search for a new Chief Financial Officer, following Brad Forsyth’s recent resignation for personal reasons. Our business continues to evolve, and we are building our senior management team to be fully prepared for the opportunities and challenges of the future.”

Balance Sheet

As of December 31, 2015, Willis Lease had 201 commercial aircraft engines, 10 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.123 billion, compared to 207 commercial aircraft engines, 5 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.066 billion, a year ago. The Company’s funded debt-to-equity ratio was 4.18 to 1 at year end, compared to 3.88 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2015	2014	Change	2015	2014	Change
REVENUE
Lease rent revenue	$28,873	$24,883	16.0%	$107,866	$101,748	6.0%
Maintenance reserve revenue	14,320	11,706	22.3%	55,064	53,363	3.2%
Spare parts and equipment sales	10,608	2,227	376.4%	25,608	8,917	187.2%
Gain on sale of leased equipment	654	2,040	(67.9)%	8,354	5,753	45.2%
Other revenue	740	706	4.8%	2,718	4,506	(39.7)%
Total revenue	55,195	41,562	32.8%	199,610	174,287	14.5%

EXPENSES
Depreciation and amortization expense	17,124	17,282	(0.9)%	69,586	65,441	6.3%
Cost of spare parts and equipment sales	7,647	1,301	487.9%	17,866	7,474	139.0%
Write-down of equipment	601	2,674	(77.5)%	9,181	5,602	63.9%
General and administrative	11,918	7,804	52.7%	42,744	35,859	19.2%
Technical expense	1,567	4,593	(65.9)%	9,403	12,336	(23.8)%
Net finance costs
Interest expense	9,780	9,127	7.2%	39,012	37,062	5.3%
Gain on extinguishment of debt	—	—	0.0%	(1,151)	—	100.0%
Total net finance costs	9,780	9,127	7.2%	37,861	37,062	2.2%
Total expenses	48,637	42,781	13.7%	186,641	163,774	14.0%

Earnings (loss) from operations	6,558	(1,219)	n/a	12,969	10,513	23.4%

Earnings from joint ventures	48	510	(90.6)%	1,175	1,329	(11.6)%

Income (loss) before income taxes	6,606	(709)	n/a	14,144	11,842	19.4%
Income tax expense (benefit)	3,633	(431)	n/a	6,788	4,595	47.7%
Net income (loss)	$2,973	$(278)	n/a	$7,356	$7,247	1.5%

Basic earnings (loss) per common share	$0.38	$(0.04)		$0.94	$0.92

Diluted earnings (loss) per common share	$0.38	$(0.03)		$0.92	$0.89

Average common shares outstanding	7,733	7,839		7,811	7,917
Diluted average common shares outstanding	7,865	8,037		7,982	8,141

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,	September 30,	December 31,
	2015	2015	2014
ASSETS
Cash and cash equivalents	$9,732	$9,245	$13,493
Restricted cash	33,026	26,883	51,258
Equipment held for operating lease, less accumulated depreciation	1,122,859	1,097,815	1,066,448
Equipment held for sale	23,454	21,054	18,114
Spare parts inventory	20,526	22,811	18,593
Operating lease related receivable, net of allowances	14,072	16,576	8,912
Investments	41,295	41,740	41,590
Property, equipment & furnishings, less accumulated depreciation	20,247	20,475	17,955
Intangible assets, net	932	990	1,164
Other assets	22,434	27,516	24,099
Total assets	$1,308,577	$1,285,105	$1,261,626

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$21,665	$18,883	$21,614
Deferred income taxes	96,742	93,341	90,510
Notes payable	878,684	852,156	840,956
Maintenance reserves	71,054	69,789	66,474
Security deposits	25,010	25,973	20,869
Unearned lease revenue	5,090	5,115	4,342
Total liabilities	1,098,245	1,065,257	1,044,765

Shareholders’ equity:
Common stock ($0.01 par value)	$75	$83	$83
Paid-in capital in excess of par	28,720	40,880	42,076
Retained earnings	182,058	179,085	174,702
Accumulated other comprehensive income (loss), net of tax	(521)	(200)	—
Total shareholders’ equity	210,332	219,848	216,861

Total liabilities and shareholders’ equity	$1,308,577	$1,285,105	$1,261,626

Consolidated Statements of Income

(In thousands, except per share data)

	Years Ended December 31,
	2015	2014	2013	2012	2011
REVENUE
Lease rent revenue	$107,866	$101,748	$101,737	$94,591	$104,663
Maintenance reserve revenue	55,064	53,363	46,694	41,387	39,161
Spare parts and equipment sales	25,608	8,917	—	—	—
Gain on sale of leased equipment	8,354	5,753	5,675	5,499	11,110
Other revenue	2,718	4,506	4,306	6,613	1,719
Total revenue	199,610	174,287	158,412	148,090	156,653

EXPENSES
Depreciation and amortization expense	69,586	65,441	58,727	52,591	51,250
Cost of spare parts and equipment sales	17,866	7,474	—	—	—
Write-down of equipment	9,181	5,602	6,461	5,874	3,341
General and administrative	42,744	35,859	33,868	34,551	35,701
Technical expense	9,403	12,336	12,863	7,006	8,394
Net finance costs
Interest expense	39,012	37,062	38,719	31,669	35,034
Loss (Gain) on extinguishment of debt and derivatives termination	(1,151)	—	—	15,462	343
Total net finance costs	37,861	37,062	38,719	47,131	35,377
Total expenses	186,641	163,774	150,638	147,153	134,063

Earnings from operations	12,969	10,513	7,774	937	22,590

Earnings from joint ventures	1,175	1,329	3,526	1,759	1,295

Income before income taxes	14,144	11,842	11,300	2,696	23,885
Income tax expense (benefit)	6,788	4,595	(4,326)	1,161	9,377
Net income	7,356	7,247	15,626	1,535	14,508

Preferred stock dividends	—	—	—	2,493	3,128
Preferred stock redemption costs	—	—	—	2,835	—
Net income (loss) attributable to common shareholders	$7,356	$7,247	$15,626	$(3,793)	$11,380

Basic earnings (loss) per common share	$0.94	$0.92	$1.95	$(0.45)	$1.35

Diluted earnings (loss) per common share	$0.92	$0.89	$1.89	$(0.43)	$1.28

Average common shares outstanding	7,811	7,917	8,029	8,490	8,423
Diluted average common shares outstanding	7,982	8,141	8,289	8,791	8,876